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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           PC FLOWERS & GIFTS.COM INC.

The undersigned, in order to amend and restate the Certificate of Incorporation of PC Flowers & Gifts, Inc., a Delaware corporation, under and pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), hereby certifies that:

FIRST: The name of the corporation is PC Flowers & Gifts.com Inc. (the "Corporation").

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

THIRD: The registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is twenty-one million (21,000,000), twenty million shares (20,000,000) of which shall be Common Stock of the par value of $.01 per share and one million shares (1,000,000) of which shall be Preferred Stock of the par value of $.01 per share. The relative rights, preferences and limitations of the shares of each class of stock are as follows: Each holder of Common Stock shall be entitled to one vote for each share of stock. Subject to the provisions of this Article FOURTH, the Board of Directors is hereby expressly authorized to issue in series or otherwise the shares of Preferred Stock, and to fix from time to time before issuance the number of shares to be included in any series and the terms, limitations, relative rights and preferences of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the authority to determine any or all of the following and the shares of each series may vary from the shares of any other series in the following respects: (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series; (b) the annual dividend rate on the shares of such series and whether such dividends shall be cumulative, and, if cumulative, the date from which dividends shall be cumulative; (c) the redemption price or prices for shares of such series, if redeemable, and the terms and conditions of such redemption; (d) the preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (e) the voting rights, if any, of shares of such series in addition to the voting rights prescribed by law, and the terms of exercise of such voting rights; (f) the right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; (g) the sinking fund provisions, if any, for the redemption or repurchase of shares of such series; and (h) any other terms, limitations and relative rights and preferences of such series, to the extent permitted by law. Convertible shares surrendered upon conversion, or redeemable shares which are redeemed, purchased or otherwise reacquired by the
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Corporation, shall be held as treasury shares until reissued, retired or cancelled by action of the Board of Directors.

FIFTH: No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation or any securities convertible into or carrying rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares or other securities of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire, shares of any class of the Corporation; and any and all of such shares or other securities of the Corporation, whether now or hereafter authorized or created, may be issued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SIXTH: Whenever, by any provision of law, the vote of shareholders of the Corporation at a meeting thereof is required or permitted to be taken in connection with any corporate action, such corporate action shall be taken only at a duly constituted meeting of shareholders of the Corporation and not by written consent.

SEVENTH: The Board of Directors shall consist of not fewer than three nor more than fifteen directors, as shall be fixed from time to time by resolution adopted by a majority of the Board of Directors then in office. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, and in addition to any other vote that may be required by this Amended and Restated Certificate of Incorporation or by law, this Article may not be amended, altered, repealed or otherwise changed unless approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Corporation entitled to vote thereon.

EIGHTH:. Vacancies occurring in the Board of Directors for any reason, including the creation of new directorships, may be filled by the affirmative vote of a majority of the directors then in office, even though such number may constitute less than a quorum.. Directors elected by the shareholders or the Board of Directors pursuant to this Article EIGHTH may not be removed without cause. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, and in addition to any other vote that may be required by law or this Amended and Restated Certificate of Incorporation, this Article may not be amended, altered, repealed or otherwise changed unless approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Corporation entitled to vote thereon. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

NINTH: Meetings of shareholders or directors may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as


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may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

To designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of the committee, who may replace any absent or disqualified member at any meeting of the committee. The By-laws may not provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously or otherwise appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by the DGCL to be submitted to shareholders for approval or (ii) adopting, amending or repealing any by-law of the Corporation.

When and as authorized by the shareholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other Corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

ELEVENTH: The Board of Directors shall have the authority to provide in the By-laws for the indemnification of directors and officers to the fullest extent permitted by law and the personal liability of the Board of Directors to the Corporation, its shareholders or otherwise in the course of fulfilling their individual duties, is hereby eliminated to the fullest extent permitted by the provisions of the DGCL as the same may be amended and supplemented, or any successor provision thereto.


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TWELFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-laws of the Corporation.

THIRTEENTH: The Corporation is to have perpetual existence.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

FIFTEENTH: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the DGCL.

The undersigned has signed this Amended and Restated Certificate of Incorporation as of May 10, 1999.

                                        /s/ David R. Crampton
                                        ----------------------------------------
                                        David R. Crampton
                                        President


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